Exhibit 99.1

NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES

FOURTH QUARTER AND FISCAL YEAR 2004 FINANCIAL RESULTS

•                  Quarterly Net Sales up 7.6% sequentially; up 20% year over year

•                  Record quarterly Net Income, up 16.0% sequentially; up 41.8% year over year

•                  Record quarterly Gross Margins of 55.5%

•                  Record quarterly Operating Profit of 31%

•                  Record bookings – Book-to-Bill Ratio of 1.28

•                  Record quarterly Microcontroller Sales

•                  $75 million quarterly Free Cash Flow generation; $61 million stock buy back

•                  $0.04 dividend declared, up 14%

•                  Q1 Fiscal Year 2005 Opening Backlog up 46% sequentially

CHANDLER, Arizona – April 22, 2004 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended March 31, 2004 and the fiscal year ended March 31, 2004.  Net sales for the fourth quarter of fiscal year 2004 were $191.5 million, up 7.6% sequentially from $178.0 million in the immediately preceding quarter, and up 20.0% from sales of $159.7 million in the prior year’s fourth quarter.  GAAP net income for the fourth quarter of fiscal 2004 was a record $46.8 million or 22 cents per diluted share, up 16.0% from pro forma net income of $40.4 million or 19 cents per diluted share in the immediately preceding quarter; up 14.7% from GAAP net income of $40.8 million or 19 cents per diluted share in the immediately preceding quarter, and up 41.8% from GAAP net income of $33.0 million or 16 cents per diluted share in the prior year’s fourth quarter.

Net sales for the fiscal year ended March 31, 2004 were $699.3 million, an increase of 7.3% from net sales of $651.5 million in the prior fiscal year.  On a pro forma basis, net income for the fiscal year ended March 31, 2004 was $156.8 million, or 74 cents per diluted share, an increase of 17.2% from net income of $133.9 million, or 64 cents per diluted share in the prior year.  On a GAAP basis, net income for the

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX
480-899-9210

fiscal year ended March 31, 2004 was $137.3 million, or 65 cents per diluted share, an increase of 55.6% from net income of $88.2 million, or 42 cents per diluted share in the prior year.  Pro forma diluted earnings per share for fiscal year 2004 exclude the effects of accelerated depreciation and other related charges associated with the closure of Fab 1 in Chandler, Arizona.  A reconciliation of pro forma and GAAP results is included in this press release.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend of $0.04 per share on its common stock, increasing the dividend by 14.3%.  The cash dividend is payable on June 4, 2004 to stockholders of record on May 13, 2004.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal year 2003 and has increased the cash dividend by 100% since the initial declaration.

Microchip also announced today that its Board of Directors has authorized the Company to purchase up to an additional 2.5 million shares of its Common Stock in the open market or in privately negotiated transactions.  The Board of Directors previously authorized on August 7, 2002 a stock buy-back of up to 2.5 millions shares and on March 11, 2004, authorized an additional stock buy-back of up to 2.5 million shares of its Common Stock.  Microchip has been buying stock in the open market since that date.  Approximately 2.3 million shares were repurchased in the March quarter at a cost of approximately $61 million.  Prior to the additional 2.5 million share authorization announced today, as of April 21, 2004 approximately 847,000 shares remained available for purchase.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

“Net sales and EPS both exceeded the high end of our expectations for the March quarter.  During the quarter, sales of microcontroller products were up 7.8% sequentially, driven by our leadership position in Flash microcontrollers.  About half of our microcontroller products in production at Microchip are now Flash-based microcontrollers, and we provide Flash-based microcontroller solutions for the broad requirements of our customers,” said Steve Sanghi, Microchip’s President and CEO.  “For the last three years, all of the Company’s new microcontroller product development has been in Flash-based microcontrollers, and almost all of our microcontroller revenue growth is coming from Flash-based microcontrollers.”

Mr. Sanghi continued, “We are seeing strong design win activity, and the current booking rate is spectacular.  Our customer base continues to expand in new markets and applications, and we are now serving over 43,000 customers worldwide.  During the quarter, we shipped 11,380 new development systems, with a record 43,006 development systems shipped in fiscal year 2004.  This exceeds our previous record set in fiscal 2003 by 22%.”

“Analog sales in the fourth quarter were up 8.1% sequentially, reaching a record level since the acquisition of TelCom Semiconductor three years ago.  Our customer base for analog products continues to expand, and has grown from 2,857 customers in early 2001 to 8,935 customers today.  We added another 444 analog customers in the March 2004 quarter,” said Mr. Richard Simoncic, Vice President, Analog and Interface Products Division.

Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “We continued to have strong cash generation in the quarter of approximately $75 million.  During the quarter, we bought back approximately 2.3 million shares of our common stock at an average price of $26.61 per share.  We ended the quarter with $475 million in cash and short-term investments.”

“Our inventory fell by $1.7 million in the fourth fiscal quarter, with inventory days dropping from 108 days at the end of December to 101 days at the end of March, in line with the guidance we previously provided.  We expect inventory days to further improve to 96 - 98 days by the end of the June quarter,” Mr. Parnell added.

“Our Fab 4 in Gresham, Oregon executed superbly in its second quarter of production.  Fab 4 has increased output five times already since its start up in October 2003.  Fab 4 is currently on a steep ramp and is executing nearly flawlessly,” said Mr. David Lambert, Vice President of Fab Operations.

Mr. Sanghi concluded, “Our bookings in the quarter were an all-time record, and our book-to-bill ratio was 1.28.  We are seeing strong demand characteristics in all areas of our business.  We started the June quarter with 67% of the quarter in backlog, which has filled to 84% during the first three weeks of April.  We currently expect our net sales in the June quarter will grow by 7% to 8% sequentially, and EPS is expected to be about 25 cents.”

Microchip’s Fourth Quarter Fiscal Year 2004 Highlights:

•                  Microchip announced the shipment of its three billionth PIC® microcontroller to American Power Conversion (APC). The three-billionth unit was the PIC18F452 8-bit Flash microcontroller, which uses Microchip’s latest architecture and proprietary high-reliability PMOS Electrically Erasable Cell (PEEC) Flash technology.  Microchip delivered its one-billionth microcontroller in the fall of 1999 after 10 years of operation, the two-billionth shipment occurred fewer than 30 months later in the spring of 2002, and now the three-billionth shipment has been achieved in less than two years — establishing a strong pattern of growth.  These milestones demonstrate the industry’s continued acceptance of Microchip’s PIC microcontrollers as the high-performance, cost-effective solution for embedded control designs.

•                  The Company reached another significant milestone by delivering its 300,000th development system during the quarter.  Few semiconductor companies can match Microchip in the total number of tools installed in the field.  The MPLAB® In Circuit Debugger (ICD) 2 achieved strong sales growth during the fourth quarter.  Total cumulative development system shipments now stand at 305,000.

•                  Expanding its silicon solutions for electronic motor control applications, Microchip introduced the PIC18FXX31 family of 8-bit Flash microcontrollers which provide new advanced motor control peripherals that deliver better efficiency, quieter operation, greater range and extend the life of motors in automotive, industrial, appliance and consumer applications.  These devices meet the need for flexibility and integrated intelligence required in today’s cutting-edge electronic power and motor control systems.  In addition, the new PIC16F716 18-pin Flash microcontroller offers a low-cost option for simple motor control applications like power tools.

•                  To support these silicon solutions, Microchip also launched development system offerings for electronic motor control applications.  Offered at no-cost, the Motor Control Graphical User Interface software (MC-GUI) speeds development time with the motor control development tools for Microchip’s 8-bit PIC microcontrollers.  One such development board is the new PICDEM™ MC, which supports creation of both AC Induction and Brushless DC advanced motor control applications with Microchip’s PIC18FXX31 family of Flash microcontrollers.  Also, the dsPIC30F Motor Control

Development System has a complete set of modular development tools and software libraries that supports designs using all seven dsPIC30F 16-bit digital signal controllers for motor control applications.

•                  Microchip also updated its online Motor Control Design Center (www.microchip.com/motor) with additional tools and technical resources for engineers of all experience levels to cost effectively add electronic motor control to their embedded designs.

•                  Microchip announced that it added a new catalog distributor to its North American network. Texas-based distributor, Mouser Electronics, tailors its information to the design engineers giving Microchip’s customers the information needed to make their purchasing decisions.

•                  The Company announced new 8- and 16-Kbit serial EEPROMs that provide designers an effective combination of fast operating speed and short write time at low current, enabling users to quickly and efficiently access large amounts of data.  These devices are available in small and thin packages, such as the tiny MSOP, for applications with limited space requirements.

•                  Microchip debuted the PS700 PowerSmart® battery monitor that provides precise battery information needed to calculate the battery capacity for hand-held and mobile products.  The PS700 supports battery-operated products to extend system run times while providing greater predictability of use. The device sets expectations of run time, charge time and battery state of health; meanwhile, it accurately monitors and reports current operational conditions and battery status for use in system power management.

•                  A series of 750 kHz gated oscillator DC/DC boost controllers was introduced. The MCP1650/51/52/53 devices can deliver 5 Watts of power to the load while consuming only 120 microamps of quiescent current at no load. The DC/DC boost controllers are used to generate the supply voltage for microcontrollers and other electronic loads from a battery supply or the bus voltages available in the system.

•                  Microchip announced a low dropout regulator (LDO), stable with ceramic capacitors, that operates at a very low supply current. Attachable to practically any microcontroller, the MCP1700 is a low-cost, low-power LDO ideal for virtually any portable or battery-powered application.

First Quarter Fiscal Year 2005 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•                  Net sales for the first fiscal quarter ending June 30, 2004 are currently anticipated to be between $205 and $207 million (up approximately 7% to 8% sequentially).

•                  Gross margins for the first fiscal quarter ending June 30, 2004 are expected to be approximately 56.25% to 56.5%.  Generally, gross margins will fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•                  Operating expenses for the first fiscal quarter ending June 30, 2004 are expected to be approximately 24.0% to 24.25%.  Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•                  The tax rate for the first fiscal quarter ending June 30, 2004 is anticipated to be approximately 24%.

•                  Earnings per diluted share for the first fiscal quarter ending June 30, 2004 are anticipated to be approximately 25 cents.

•                  Inventories at June 30, 2004 are anticipated to be approximately 96 - 98 days.  The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•                  Capital expenditures for the quarter ending June 30, 2004 are expected to be approximately $18 million, and capital expenditures for fiscal year 2005 are expected to total approximately $75 million.  The level of capital expenditures fluctuates over time as a result of actual and anticipated business conditions.

•                  Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect to add approximately $85 million to our existing cash balances during the quarter ending June 30, 2004.  This amount is before the effect of any stock buy-back activity.

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
Net sales	$191,524	$159,666	$699,260	$651,462
Cost of sales	85,299	72,992	317,546	299,227
Gross profit	106,225	86,674	381,714	352,235

Operating expenses:
Research and development	22,101	21,743	85,389	87,963
Selling, general and administrative	24,788	21,857	92,411	89,355
	46,889	43,600	177,800	177,318

Operating income	59,336	43,074	203,914	174,917
Other income, net	3,544	1,272	6,602	4,215
Income before income taxes	62,880	44,346	210,516	179,132
Income taxes	16,035	11,308	53,682	45,257

Pro forma net income	$46,845	$33,038	$156,834	$133,875

Pro forma basic net income per share	$0.23	$0.16	$0.76	$0.66
Pro forma diluted net income per share	$0.22	$0.16	$0.74	$0.64

Basic shares used in calculation	207,986	203,496	206,032	202,483
Diluted shares used in calculation	214,679	210,843	212,172	210,646

The following table sets forth a reconciliation of pro forma results to GAAP results:

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF PRO FORMA NET INCOME TO REPORTED RESULTS

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
Pro forma net income	$46,845	$33,038	$156,834	$133,875
Special charges:
(a) Cost of sales – accelerated depreciation for Fab 1	0	0	30,608	0
(b) Cost of sales – Fab 1 related charges including severance, material and other costs	0	0	1,147	0
(c) Operating expenses – contract cancellations, severance and other related costs	0	0	865	0
(d) Fab 3 impairment charge	0	0	0	41,500
(e) In process R&D charge	0	0	0	9,300
(f) Tax expense (benefit)	0	0	(13,048)	(16,600)
	0	0	19,572	34,200
Income before cumulative effect of change in accounting principle	$46,845	$33,038	$137,262	$99,675

Cumulative effect of change in accounting principle	0	0	0	11,443
Net Income	$46,845	$33,038	$137,262	$88,232
Basic net income per share
Pro forma net income	$0.23	$0.16	$0.76	$0.66
Special charges	0.00	0.00	(0.09)	(0.17)
Cumulative effect of change in accounting principle	0.00	0.00	0.00	(0.05)
Net income	$0.23	$0.16	$0.67	$0.44
Diluted net income per share
Pro forma net income	$0.22	$0.16	$0.74	$0.64
Special charges	0.00	0.00	(0.09)	(0.17)
Cumulative effect of change in accounting principle	0.00	0.00	0.00	(0.05)
Net income	$0.22	$0.16	$0.65	$0.42
Basic shares used in calculation	207,986	203,496	206,032	202,483
Diluted shares used in calculation	214,679	210,843	212,172	210,646

Pro forma net income for the third quarter of fiscal 2004 excluded the effects of a reversal of contract cancellation charges, net of related tax benefit.  A detailed reconciliation of GAAP to pro forma results for the third quarter of fiscal 2004 is attached to Microchip’s January 22, 2004 financial results press release.

Conference Call and Updates:

Microchip will host a conference call today, April 22, 2004 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until April 29, 2004.

A telephonic replay of the conference call will be available at approximately 9:00 p.m. (Eastern Time) April 22, 2004 and will remain available until 5:00 p.m. (Eastern Time) on Thursday, April 29, 2004.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 488712.

Cautionary Statement:

The statements in this release relating to Flash-based microcontrollers continuing to be the primary focus for new microcontroller product development, strong design win activity and booking rate, customer base expansion, our expectation of inventory days to improve to 96-98 days by the end of the June quarter, Fab 4 ramp and execution, strong demand characteristics in all areas of our business, our expectation of net sales growth in the June quarter of 7% to 8%, expected EPS of about 25 cents in the June quarter, and the statements containing our guidance for the quarter ending June 30, 2004 with respect to net sales, gross margins, operating expenses, tax rate, earnings per share, days of inventory, capital expenditures for the quarter ending June 30, 2004 and for fiscal year 2005, additions to cash balances and future stock repurchases are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; our ability to continue to ramp products into volume production at Fab 4 and production execution at Fab 4; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; costs and outcome of any tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or our customers’ businesses due to terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Form 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and any other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this April 22, 2004 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip website at www.microchip.com.

The Microchip name and logo, PIC, PICmicro, dsPIC,  MPLAB, and PowerSmart are registered trademarks of Microchip Technology Inc. in the U.S. and in other countries.  PICDEM is a trademark of Microchip Technology Inc. in the U.S. and in other countries.  All rights reserved.  All other trademarks are the property of their respective owners.

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003

Net sales	$191,524	$159,666	$699,260	$651,462
Cost of sales	85,299	72,992	349,301	299,227
Gross profit	106,225	86,674	349,959	352,235

Operating expenses:
Research and development	22,101	21,743	85,389	87,963
Selling, general and administrative	24,788	21,857	92,411	89,355
Fab 3 impairment charge	0	0	0	41,500
In process research & development charge	0	0	0	9,300
Special charges	0	0	865	0
	46,889	43,600	178,665	228,118

Operating income	59,336	43,074	171,294	124,117

Other income, net	3,544	1,272	6,602	4,215

Income before income taxes	62,880	44,346	177,896	128,332

Income taxes	16,035	11,308	40,634	28,657

Income before cumulative effect of change in accounting principle	46,845	33,038	137,262	99,675

Cumulative effect of change in accounting principle	0	0	0	11,443

Net income	$46,845	$33,038	$137,262	$88,232

Basic net income per share	$0.23	$0.16	$0.67	$0.44

Diluted net income per share	$0.22	$0.16	$0.65	$0.42

Basic shares used in calculation	207,986	203,496	206,032	202,483
Diluted shares used in calculation	214,679	210,843	212,172	210,646

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	March 31, 2003
	(Unaudited)

ASSETS

Cash and short-term investments	$474,550	$216,511
Accounts receivable, net	109,231	95,387
Inventories	94,514	102,344
Other current assets	205,650	194,867
Total current assets	883,945	609,109

Property, plant & equipment, net	689,206	767,933
Other assets	48,992	51,233

Total assets	$1,622,143	$1,428,275

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$185,235	$144,142
Deferred income on shipments to distributors	84,816	70,988
Total current liabilities	270,051	215,130

Long-term debt and deferred taxes	31,575	34,196

Stockholders’ equity	1,320,517	1,178,949

Total liabilities and stockholders’ equity	$1,622,143	$1,428,275